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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)         November 10, 2003

LODGENET ENTERTAINMENT CORPORATION (Exact Name of Registrant as Specified in Charter)

Delaware	0-22334	46-0371161

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3900 West Innovation Street, Sioux Falls, SD	57107

(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code	(605) 988-1000

n/a (Former Name or Former Address, if Changed Since Last Report)

Item 5. Other Events.
SIGNATURES

Item 5. Other Events.

     During August, September and October of 2003, Scott C. Petersen, our Chairman, CEO and President, acquired 128,200 shares of common stock resulting from the exercise of expiring options. In part to satisfy the federal income tax consequences of that exercise, on November 10, 2003, Mr. Petersen entered into a prepaid forward contract (“Contract”) with respect to 85,000 shares of LodgeNet Entertainment Corporation common stock (“Common Stock”). Subject to certain exceptions, on the settlement date (approximately February 10, 2005), Mr. Petersen will, at his option, either (a) deliver up to 85,000 shares subject to the Contract or (b) retain all or a portion of such 85,000 shares and deliver the cash equivalent of any shares so retained. If the closing price of the Common Stock on the settlement date is greater than approximately $18.00, Mr. Petersen will be entitled to deliver a lesser number of shares on the settlement of the transaction. In consideration of the foregoing arrangement, Mr. Petersen will shortly receive aggregate proceeds of approximately $1.3 million. The 85,000 shares subject to the Contract represent approximately 12.7% of the shares and shares subject to options beneficially owned by Mr. Petersen. At the conclusion of the foregoing series of transactions, Mr. Petersen will have increased his ownership of LodgeNet Common Stock by a minimum of 43,200 shares.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LODGENET ENTERTAINMENT CORPORATION

Date:	November 10, 2003	By /s/ Scott C. Petersen Scott C. Petersen Its President and Chief Executive Officer